CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 20, 2011 on the financial statements of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund (the “Funds”), as of March 31, 2011 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 28, 2011